EXHIBIT 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF OR IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	Recruiter.com Group, Inc.
Number of Shares:	See below
Class of Stock:	Common Stock
Initial Exercise Price:	$2.00 per Share
Issue Date:	October 19, 2022
Expiration Date:	October 19, 2032

THIS WARRANT CERTIFIES THAT, for good and valuable consideration provided to Company as of the Issue Date, MONTAGE CAPITAL II, L.P. or registered assignee (“Holder”) is hereby entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of the common stock of Recruiter.com Group, Inc. (the “Company”), of the class and series, in the number, at the initial exercise price set forth above (the “Warrant Price”), and for the term specified herein, and as adjusted according to Section 2 of this Warrant. The initial number of Shares shall be 622,803 Shares (“Initial Shares”). In addition to the Initial Shares, on the funding date of the Second Tranche Advance (as defined in that certain Loan and Security Agreement by and between the Company and Montage Capital II, L.P. dated as of even date herewith and as amended from time to time, the “Loan Agreement”), the number of Shares issuable under this Warrant shall automatically increase by 83,708, such that after the funding of the Second Tranche Advance, this Warrant shall entitle Holder to purchase the number of Shares equal to an aggregate of 706,551 Shares.

ARTICLE 1. EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable valuation firm to undertake such valuation. If the valuation of such firm is greater than that determined by the Board of Directors, then all fees and expenses of such firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

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1.6 Equity Put Right; Buyout Fee.

(a) On and after the earlier to occur of (i) the fourth anniversary of the Issue Date, (ii) any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (“Acquisition”), (iii) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Company ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Company, who did not have such power before such transaction (“Change in Control”), or (iv) the dissolution or liquidation of the Company (“Wind-Up”), the Company shall, at the request of Holder, purchase all rights that Holder has under this Warrant for a payment of the vested portion of a cash fee in the amount equal to (x) $600,000 if only the First Tranche Advance (as defined in the Loan Agreement) has been loaned to the Company or (y) $703,125 if the First Tranche Advance and Second Tranche Advance have been loaned to the Company (the “Buyout Fee”). As of the Issue Date, sixty percent (60%) of the Buyout Fee is vested, and the remaining forty percent (40%) of the Buyout Fee shall automatically vest on the nine month anniversary of the Issue Date. If Holder exercises its rights to receive the Buyout Fee pursuant to clause (i) above, the Buyout Fee shall be paid to Holder within five (5) days following Holder’s notice to Company of its exercise of such right. If Holder exercises its rights to receive the Buyout Fee in connection with an Acquisition or Change in Control, the Buyout Fee shall be paid concurrently with the closing of the Acquisition or Change in Control, or if Holder exercises its rights to receive the Buyout Fee in connection with a Wind-Up, the Buyout Fee shall be paid immediately prior to the effectiveness of the Wind-Up. Upon Holder’s receipt of the Buyout Fee, Holder shall promptly return this Warrant to the Company for cancellation. The Company will give the Holder at least 15 days’ prior written notice of any Acquisition or Wind-Up and, if exercised, the Holder’s election to exercise its right under this Section shall be deemed conditional upon the closing or effectiveness of the Acquisition or Wind-Up, as applicable. Notwithstanding anything in this Warrant to the contrary, upon an Acquisition or Change in Control, Holder shall be required to exercise this Warrant in accordance with Section 1.1 or 1.2 or exchange this Warrant for the Buyout Fee, subject to Section 4.1.

(b) In addition to the foregoing, at any time on or after the fourth anniversary of the Issue Date, and in the absence of an Acquisition, Change in Control, or Wind-Up, Holder may elect to receive a portion of the Buyout Fee (“Partial Buyout Payment”). Upon Holder’s receipt of the Partial Buyout Payment, the number of Shares issuable upon exercise of this Warrant shall be reduced by a fraction equal to the Partial Buyout Payment divided by the Buyout Fee, and the remaining Buyout Fee to be earned and/or payable to Holder pursuant to clause (a) above shall be reduced by the Partial Buyout Payment received by Holder; and the Company shall execute and deliver a certificate of amendment to this Warrant to reflect the adjustment to the Shares in accordance with this section and the revised Buyout Fee amount.

1.7 Anniversary Fees. Company shall pay to Holder a cash fee equal to 1.25% of the aggregate principal amount of the Advances (as defined in the Loan Agreement) that is outstanding on each anniversary of the Issue Date (an “Anniversary Fee”) if (i) the average closing price of the Company’s common stock for the thirty (30) day period prior to such anniversary date is less than $2.00 or (ii) the closing price of the Company’s common stock for the date immediately prior to such anniversary date is less than $2.00. Each Anniversary Fee is earned as of the anniversary date, and the aggregate sum of the earned Anniversary Fees are payable on the date the Buyout Fee becomes due and payable.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Dividends; Subdivisions. If the Company declares or pays a dividend on its common stock payable in common stock or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares on the record date of the dividend or subdivision. If the Company makes any other distribution of capital stock with respect to the Shares, then in each case the Company shall cause Holder upon exercise or conversion of this Warrant to receive a proportionate share of that consideration as though it were the holder of the Shares.

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2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or type or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then upon exercise of this Warrant, Holder shall receive the lesser total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the combination or consolidation occurred, and the Warrant Price shall be proportionately increased.

2.4 No Impairment. The Company shall not, by amendment of its Articles/Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action not in good faith affecting the Shares (other than as described above) that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The Initial Shares represents 1.9% of the Company’s outstanding capital stock on a Fully Diluted Basis (defined below). “Fully Diluted Basis” shall mean the Company’s outstanding capital stock as of the Issue Date, including (i) all common stock, (ii) all preferred stock on an as-converted to common stock basis, and (iii) all shares reserved for grant or issuance under the Company’s employee equity incentive option pool, and assuming the exercise of all warrants (including this Warrant) and options to purchase stock and the conversion of all rights to purchase stock and any other securities convertible into or exchangeable for capital stock of the Company.

(b) All Shares that may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

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(c) The capitalization table attached hereto as Appendix 2 correctly sets forth the authorized, issued and outstanding shares of capital stock of the Company and all options, warrants or other rights to acquire any such shares, as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of capital stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to effectuate any Acquisition, Change in Control, or Wind Up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 15 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of capital stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 15 days prior written notice of the date when the same will take place (and specifying the date on which the holders of capital stock will be entitled to exchange their capital stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual financial statements of the Company, and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, along with a detailed capitalization table reflecting authorized and outstanding shares, options, warrants and other shares reserved for issuance; provided however, Company need not provide quarterly or annual financial statements for any period in which Company has filed Form 10K or Form 10Q with the Securities and Exchange Commission, as applicable.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. In the event that, upon the Expiration Date, or an Acquisition or Change in Control, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date such that the aggregate net value to Holder upon exercise in accordance with Section 1.2 is greater than the Buyout Fee, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder. In all other scenarios, upon the Expiration Date or an Acquisition or Change in Control, Holder shall be deemed as having delivered notice to Company to exercise its rights to receive the Buyout Fee and on such Expiration Date, Company shall pay to Holder the Buyout Fee.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IN ACCORDANCE WITH APPLICABLE LAW.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

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4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable), provided that no such notice shall be required for a transfer to an affiliate of Holder.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery; at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Execution. In the event that any signature is executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or electronic signature page were an original hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed by its duly authorized officer as of the Issue Date written above.

RECRUITER.COM GROUP, INC.

By:

Name:

Title:

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APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase ______________ shares of the Common Stock of Recruiter.com Group, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to ______________ of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

MONTAGE CAPITAL II, L.P.

____________________

____________________

Or Registered Assignee

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

MONTAGE CAPITAL II, L.P. or Registered Assignee

(Signature)

(Date)

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